Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Assure Holdings Corp. (the “Company”) on Form S-4 as filed on May 2, 2024, of our report dated April 26, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated balance sheet of the Company as of December 31, 2023, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended, and the related consolidated notes, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC

Whippany, New Jersey

May 2, 2024